Exhibit 99.1

Breitling Announces Updated Reserve Data

Dallas, Texas – April 22, 2014 – Breitling Energy Corporation (OTC:BECC) (“Breitling”) announced today that due to the partial execution of Breitling’s business plan its estimated proved, probable and possible oil and gas assets have increased to a net present value of approximately $128 million, using a 10% discount rate, oil priced at $98.68 per barrel and gas priced as $4.03 per MMBtu. This increase is partially due to Breitling’s recent acquisition and development of our Permian basin farmout acreage.

Chris Faulkner, Breitling’s Chief Executive Officer stated that “the updated reserve data indicates that its strategy and business plan are starting to take shape.” Faulkner added, “we will continue to aggressively develop this asset to maximize stockholder value.”

Oil and Natural Gas Reserves

Set forth below is a summary of Breitling’s updated oil and gas reserves:

	Gross Oil	Net Oil	Gross Gas	Net Gas
	(Mbbl)	(Mbbl)	(Mmcf)	(Mmcf)	PV-10(1)
Proved Producing	161,966.53	81.35	480,595.58	358.35	4,708.52
Proved Non-Producing	6,447.95	17.01	30,772.58	20.71	580.41
Proved Undeveloped	15,566.83	1,988.11	34,495.77	3,570.51	43,732.16
Probable Undeveloped	18,556.21	2,484.85	259,467.17	4,612.97	46,371.02
Probable Non-Producing	9,045.44	10.99	26,289.88	12.92	415.31
Possible Undeveloped	9,192.50	2,103.35	105,754.93	3,400.45	33,033.64
Possible Non-Producing	1,465.27	1.43	2,882.25	0.23	24.16

Total	222,270.73	6,687.09	940,258.16	11,976.14	128,865.22

(1)	The total proved PV-10 value of the estimated future net revenue are not intended to represent the current market value of the estimated oil and natural gas reserves we own. Management believes that the presentation of PV-10, while not a financial measure in accordance with GAAP, provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies. Because many factors that are unique to each individual company impact the amount of future income taxes estimated to be paid, the use of a pre-tax measure is valuable when comparing companies based on reserves. PV-10 is not a measure of financial or operating performance under GAAP. PV-10 should not be considered as an alternative to the standardized measure as defined under GAAP. PV-10 of probable or possible reserves represent the present value of estimated future revenues to be generated from the production of probable or possible reserves, calculated net of estimated lease operating expenses, production taxes and future development costs, using costs as of the date of estimation without future escalation and using 12-month average prices, without giving effect to non-property related expenses such as general and administrative expenses, debt service, and depreciation, depletion, and amortization, or future income taxes and discounted using an annual discount rate of 10%. With respect to pre-tax PV-10 amounts for probable or possible reserves, there do not exist any directly comparable GAAP measures, and such amounts do not purport to present the fair value of our probable and possible reserves.

ABOUT BREITLING ENERGY

Breitling Energy Corporation is a growing energy company based in Dallas, Texas engaged in the acquisition of lower risk onshore oil and gas properties and the exploration and development of such properties. We intend to utilize a combination of acquisitions and growth through the drill-bit to increase reserve and production value. Our oil and gas operations are focused primarily in the Permian Basin of Texas and the Mississippi oil window of southern Kansas. We also have various properties in Texas, North Dakota, Oklahoma and Mississippi.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release regarding future expectations, access to public capital markets, plans for acquisitions and dispositions, oil and gas reserves, exploration, development, production and pricing may be regarded as “forward-looking statements” within the meaning of the Securities Litigation Reform Act. They are subject to various risks, such as operating hazards, drilling risks, the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in Breitling’s periodic reports and other documents filed with the SEC. Actual results may vary materially.

Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and other risks and uncertainties set forth in Breitling’s periodic reports and other documents filed with the SEC. Breitling undertakes no obligation to publicly update or revise any forward-looking statements.

Contacts:

INVESTOR RELATIONS CONTACT: Gilbert Steedley, Breitling, 214.716.2060